EX-FILING FEES

Calculation of Filing Fee Tables

Schedule TO-I

Brookfield Infrastructure Income Fund Inc.

(Exact Name of Registrant as Specified in its Charter)

	Transaction Valuation		Fee Rate	Amount of Filing Fee(2)
Fee to Be Paid	$136,675,204.15		0.0001531	$20,924.98
Fees Previously Paid	$0.00			$0.00
Total Transaction Valuation	$136,675,204.15	(1)
Total Fees Due for Filing				$20,924.98
Total Fees Previously Paid				$0.00
Total Fee Offsets				$21,606.77	(3)
Net Fee Due				$(681.79	)(3)

(1)	Estimated for purposes of calculating the amount of the filing fee only. Calculated as the aggregate maximum purchase price for shares, based upon the Fund’s net asset value per as of September 30, 2024.

(2)	The amount of the filing fee, calculated in accordance with Rule 0-11 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as modified by Order Making Fiscal Year 2025 Annual Adjustments to Registration Fee Rates (Release Nos. 33-11299; 34-100784 / August 20, 2024), equals $153.10 per million dollars of the value of the transaction.

(3)	An aggregate fee of $56,720.64 was paid with the filing of the Schedule TO-I by Brookfield Infrastructure Income Fund Inc. (the “Fund”) (File No. 005-94459) on May 29, 2024 (the “May 2024 Schedule TO-I”). The final transaction fee due pursuant to the final amendment to the May 2024 Schedule TO-I filed on August 13, 2024, was $35,097.58. Pursuant to Rule 0-11(a)(2) under the Exchange Act, a portion of the remaining $21,623.06 filing fee paid in connection with the May 2024 Schedule TO-I was used to offset the final transaction fee due for the Schedule TO-I filed by the Fund on August 23, 2024 (the “August 2024 Schedule TO-I”). More specifically, $21,623.06 from the filing fee paid in connection with the May 2024 Schedule TO-I was used to offset the final transaction fee due for the August 2024 Schedule TO-I filing. The final transaction fee due for the final amendment for the August 2024 Schedule TO-I filing was $16.29. A portion of the remaining $21,606.77 filing fee paid in connection with the May 2024 Schedule TO-I is being used to offset the filing fee in connection with this Schedule TO-I.

Table 2: Fee Offset Claims and Sources

	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source
Fee Offset Claims	Brookfield Infrastructure Income Fund Inc.	SC TO-I	005-94459	May 29, 2024		$21,623.06
Fee Offset Sources					May 29, 2024		$21,623.06
Fee Offset Claims	Brookfield Infrastructure Income Fund Inc.	SC TO-I	005-94459	August 23, 2024		$21,606.77
Fee Offset Sources					August 23, 2024		$21,606.77